Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2007, relating to the financial statements of Whiting Petroleum Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
November 19, 2007